Exhibit 5.1

CONYERS DILL & PEARMAN
29th Floor
One Exchange Square
8 Connaught Place
Central
Hong Kong
T +852 2524 7106 | F +852 2845 9268
conyers.com

7 July 2023

Matter No.: 837481
852 2842 9530
Richard.Hall@conyers.com

852 2842 9522

Michael.Yu@conyers.com

TROOPS, Inc.

21/F, 8 Fui Yiu Kok Street,

Tsuen Wan, New Territories,

Hong Kong

Dear Sir/ Madam,

Re: TROOPS, Inc. (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with the Company’s shelf registration statement on Form F-3 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on 7 July 2023 relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”) of a prospectus (the “Prospectus”) in connection with an offering by the Company of up to an aggregate principal amount of US$100,000,000 from time to time, on a delayed or continuous basis, separately or in any combination in one or more series of:-

(i)	ordinary shares of par value US$0.004 per share of the Company (the “Ordinary Shares”) or preferred shares of par value US$0.001 per share of the Company (the “Preferred Shares”);

(ii)	debt securities which may be convertible into or exchangeable for Ordinary Shares or Preference Shares or other debt securities as set out in one or more indentures to be made between the Company and a trustee to be named therein (as applicable) (the ”Debt Securities”);

(iii)	warrants to purchase Ordinary Shares or Preference Shares as set out in in one or more warrant agreements relating to the warrants to be made between the Company and a warrant agent (the “Warrants”);

Partners: Piers J. Alexander, Christopher W. H. Bickley, Peter H. Y. Ch’ng, Anna W. T. Chong, Angie Y. Y. Chu, Vivien C. S. Fung, Richard J. Hall, Norman Hau, Wynne Lau, Paul M. L. Lim, Anna W. X. Lin, Teresa F. Tsai, Flora K. Y. Wong, Lilian S. C. Woo, Mark P. Yeadon

Consultant: David M. Lamb

BERMUDA | BRITISH VIRGIN ISLANDS | CAYMAN ISLANDS

(iv)	rights to purchase Securities as set out in one or more separate rights agent agreements to be made between the Company and one or more banks, trust companies or other financial institutions, as rights agent (the “Rights”); and

(v)	units as set out in one or more unit agreements to be made between the Company and one or more unit agents consisting of any combination of Debt Securities, Warrants and/or Rights (the “Units” and together with the Debt Securities, the Warrants and the Rights, the “Non-Equity Securities” and collectively with the Ordinary Shares and Preferred Shares, the “Securities”) as described in the Registration Statement (the “Offering”).

2.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined copies of the following documents:

2.1.	the Registration Statement;

2.2.	the amended and restated memorandum and articles of association of the Company;

2.3.	the resolutions in writing of all the directors of the Company dated 5 July 2023 (the “Resolutions”);

2.4.        a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 6 July 2023 (the “Certificate Date”); and

2.5.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

3.	ASSUMPTIONS

We have assumed:

3.1.	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

3.2.	that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

3.3.        the capacity, power and authority of each of the parties to the definitive agreements relating to the Non-Equity Securities (the “Non-Equity Securities Agreements”) other than the Company, to enter into and perform its respective obligations under the Non-Equity Securities Agreements;

3.4.	the accuracy and completeness of all factual representations made in the Registration Statement, the Prospectus and other documents reviewed by us;

3.5.	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

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3.6.	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

3.7.	that on the date of allotment (where applicable) and issuance of any Securities, the Company is, and after any such allotment and issuance the Company is and will be able to, pay its debts;

3.8.	that the Company will issue the Securities in furtherance of its objects as set out in its memorandum of association;

3.9.	that the memorandum and articles of association of the Company will not be amended in any manner that would affect the opinions expressed herein;

3.10.	that the Company will have sufficient authorized and unissued share capital to effect the issue of Ordinary Shares or Preferred Shares (as the case may be) at the time of issuance, whether as a principal issue or on the conversion, exchange, or exercise of any Non-Equity Securities;

3.11.	that the form and terms of any and all Securities, the issuance and sale of any Securities by the Company, and the Company’s incurrence and performance of its obligations thereunder or in respect thereof (including, without limitation, its obligations under any related agreement, indenture or supplement thereto) in accordance with the terms thereof will not violate the memorandum and articles of association of the Company nor any applicable law, regulation, order or decree in the Cayman Islands;

3.12.	that no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any Securities;

3.13.     that all necessary corporate action will be taken to authorise and approve any issuance of the Securities, the terms of any offering thereof and related matters, and that the Non-Equity Security Agreements and any applicable supplements to the Prospectus (each, a “Prospectus Supplement”), and any other purchase, underwriting or similar agreement thereto will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto;

3.14.	that upon the issue of any Ordinary Shares or Preferred Shares (as the case may be) to be sold by the Company or upon exercise of the conversion or exchangeable rights or purchase rights to the Non-Equity Securities, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value of the Ordinary Shares or Preferred Shares (as the case may be);

3.15.	that the Securities to be offered and sold, will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms pursuant to the applicable governing law and jurisdiction (except to the extent that we expressly opine herein on matters of Cayman Islands law);

3.16.	that neither the Company nor any of its shareholders is a sovereign entity of any state and none of them is a subsidiary, direct or indirect, of any sovereign entity or state;

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3.17.	that the issuance and sale of and payment for the Securities will be in accordance with the Non-Equity Security Agreements and any other purchase, underwriting or similar agreement duly approved by the board of directors of the Company and/or where so required, the shareholders of the Company and the Registration Statement (including the Prospectus, any post-effective amendment thereto and any Prospectus Supplement);

3.18.	the validity and binding effect under the laws of the United States of America of the Registration Statement and that the Registration Statement will be duly filed with the Commission;

3.19.	there is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Registration Statement and the Securities;

3.20.	that the Registration Statement has been declared effective by the Commission prior to, or concurrent with, the sale of the Securities pursuant to the Registration Statement;

3.21.	the Company has not taken any action to appoint a restructuring officer;

3.22.	that the form and terms of any and all Securities (including, without limitation, the designation, powers, preferences, rights, qualifications, limitations and restrictions of Preferred Shares) or other securities (or other obligations, rights, currencies, commodities or other subject matter) comprising the same or subject thereto, the issuance and sale thereof by the Company, and the Company’s incurrence and performance of its obligations thereunder or in respect thereof (including, without limitation, its obligations under any related agreement, indenture or supplement thereto) in accordance with the terms thereof will not violate the memorandum and articles of association of the Company nor any applicable law, regulation, order or decree in the Cayman Islands; and

3.23.	that the Offering and the transactions contemplated thereunder comply with the requirements of the applicable rules of the Nasdaq Stock Market LLC.

4.	QUALIFICATIONS

4.1.	The obligations of the Company in connection with any offer, issuance and sale of any Securities:-

(a)	will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, consolidation, moratorium, bribery, corruption, money laundering, terrorist financing, proliferation financing or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions;

(b)	will be subject to statutory limitation of the time within which proceedings may be brought;

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(c)	will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available;

(d)	may not be given effect to by a Cayman Islands court, whether or not it was applying foreign laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty;

(e)	in the case of any applicable purchase, underwriting, or similar agreement and any other agreement or document relating to the issue of the Ordinary Shares or Preferred Shares (as the case may be), may be subject to the common law rules that damages against the Company are only available where the purchaser of the Ordinary Shares or Preferred Shares (as the case may be) rescinds such agreement; and

(f)	may not be given effect by a Cayman Islands court to the extent that they are to be performed in a jurisdiction outside the Cayman Islands and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the exclusive or non-exclusive jurisdiction of specific courts, a Cayman Islands court has inherent discretion to stay or allow proceedings in the Cayman Islands against the Company under the Securities if there are other proceedings in respect of those Securities simultaneously underway against the Company in another jurisdiction.

4.2.	We express no opinion as to the enforceability of any provision of any document which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Company.

4.3.	We express no opinion as to the meaning, validity or effect of any references to foreign (non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Non-Equity Securities Agreements.

4.4.	We have not reviewed any of the Non-Equity Securities Agreements to be issued thereunder and our opinions are qualified accordingly.

4.5.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for your benefit and use in connection with the matter described herein and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

5.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

5.1.	The Company is duly incorporated and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Act (the “Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the company is in default under the Act.

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5.2.	When issued and paid for as contemplated in the Non-Equity Securities Agreements, the Registration Statement, the Prospectus, any post-effective amendment thereto and any Prospectus Supplement, the Ordinary Shares or Preferred Shares (as the case may be) will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof).

5.3.	Upon the due issuance, execution and delivery of any Non-Equity Securities by the Company and payment of the consideration therefor as contemplated in the Non-Equity Securities Agreements, the Registration Statement, the Prospectus, any post-effective amendment thereto and any Prospectus Supplement, such Non-Equity Securities will constitute legal, valid and binding obligations of the Company in accordance with the terms thereof.

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to us under the heading “Legal Matters” in the Prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the Commission thereunder.

Yours faithfully,

Conyers Dill & Pearman

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